EXHIBIT 10.1

ADVISORY SERVICES AGREEMENT

This ADVISORY SERVICES AGREEMENT (this “Agreement”), effective June 22, 2026 (the “Effective Date”), is entered into by and between Upexi, Inc. (the “Company”), and Hivemind Capital Partners, LLC (the “Advisor” and, together with the Company, the “Parties” and each, a “Party”).

WHEREAS, the Company seeks advice with respect to its business, operations and capital markets strategies; and

WHEREAS, the Company wishes to appoint the Advisor, and the Advisor wishes to be appointed by the Company, to provide certain advisory and consulting services to the Company for such purposes, subject to and in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to be bound on the terms and conditions set forth below:

1. Engagement of the Advisor; Independent Contractor.

(a) The Company hereby engages the Advisor to provide certain advisory services with respect to its business, operations and capital markets strategies, and the Advisor hereby accepts the engagement and agrees to provide advisory and consulting services to the Company as described in Schedule A attached hereto (the “Services”) upon the terms and conditions set forth herein. The Company and the Advisor understand and agree that changes to Schedule A may be made from time to time following the date of execution of this Agreement by mutual agreement of the Parties.

(b) It is understood and agreed that the Advisor shall be deemed to be an independent contractor of the Company and not as an employee, agent, or joint venturer of the Company and that the Advisor shall not have authority to act for or represent the Company in any way and shall not otherwise be deemed to be agent of the Company. Nothing contained herein shall create or constitute the Advisor and the Company as members of any partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of any other such entity.

(c) The Company will share material, non-public information only when necessary, and then only sparingly, infrequently, and on a need-to-know basis. This approach is intended to minimize any restrictions on advisors’ ability to transact in the Company’s securities.

Each party acknowledges that applicable securities laws restrict trading in securities while in possession of material, non-public information. If the Advisor becomes aware of material, non-public information, the Advisor must comply with all applicable securities laws, including any restrictions on trading while in possession of such information and from communicating such nonpublic, material information to any other person when it is reasonably foreseeable that such person is likely to purchase or sell such securities.

2. Term; Termination.

(a) This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the “Initial Term”). Thereafter, this Agreement may be renewed for successive one (1)-year periods (each, a “Renewal Period”) upon the mutual written agreement of the Advisor and the Company. The Initial Term and any Renewal Period(s) are collectively referred to herein as the “Term”. This Agreement may be terminated in accordance with this Section 2.

(b) The Advisor may terminate this Agreement immediately upon written notice if the Company materially breaches this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach, or in the case of a Disqualifying Action (as defined below) by the Company. The Company may terminate this Agreement immediately upon written notice only in the case of a Disqualifying Action by the Advisor.

(c) Termination shall not affect liabilities or obligations incurred or arising from transactions initiated under this Agreement prior to such termination, including the provisions regarding arbitration, which shall survive any expiration or termination of this Agreement.

(d) If this Agreement is terminated pursuant to Section 2(b), except in the case of a Disqualifying Action by the Advisor, or expires at the end of the Term, the Advisor shall be entitled to receive full payment of all fees that would have been payable for the remainder of the Term.

3. Advisory Fees.

(a) The Company shall pay certain fees in the form of Advisory Fee Shares (as defined in Schedule B hereto) to the Advisor for the Services performed under this Agreement, in accordance with the terms set forth on Schedule B hereto.

(b) The Advisory Fee Shares will be duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens. The Company will take all such reasonable action as may be necessary to assure that Advisory Fee Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market (as defined in Schedule B hereto) upon which the Company’s common stock, par value $0.00001 (the “Common Stock”), may be listed, including, if and to the extent required by the rules or regulations of the applicable Trading Market, obtaining shareholder approval to permit the issuance of the Advisory Fee Shares.

(c) Notwithstanding anything to the contrary in this Agreement, the Advisor shall not be entitled to receive, and the Company shall not be obligated to issue, any Advisory Fee Shares to the extent that after giving effect to such issuance, the Advisor, together with its affiliates, would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder) in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such issuance (the “Share Cap”). In lieu of issuing Advisory Fee Shares that would be in excess of the Share Cap, the Company shall pay such Advisory Fees to the Advisor in cash.

(d) The Company shall be entitled to customary registration rights with respect to the Advisory Fee Shares and the Company shall promptly, but no later than 30 calendar days following issuance, register the resale of the Advisory Fee Shares with the U.S. Securities and Exchange Commission utilizing an effective registration statement on Form S-3 (or, if unavailable, Form S-1). Such registration statement shall be kept effective and available for Advisor to resell its Advisory Fee Shares until the earlier of the date (i) when all Advisory Fee Shares earned under this Agreement have been resold, and (ii) that is one year following the final issuance of Advisory Fee Shares pursuant to this Agreement. The Company shall bear all costs and expenses incurred in connection with any registration pursuant to this Section 3(d), including all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Company; provided, however, that the Advisor shall bear all underwriting discounts and commissions applicable to sales of Advisory Fee Shares by the Advisor. The Company shall use its reasonable best efforts to facilitate the removal of any restrictive legends on the Advisory Fee Shares as soon as permitted under applicable federal securities laws. In furtherance of the foregoing, the Company shall deliver, and shall cause its counsel to deliver, any documents and legal opinions required by the Company’s transfer agent to ensure that the Advisory Fee Shares become freely tradeable.

(e) The issuance of the Advisory Fee Shares shall be deemed fixed compensation for the Services provided under this Agreement. Each Party will be responsible for all of their respective overhead costs.

4. Confidentiality.

(a) “Confidential Information” means any non-public information regarding the disclosing Party’s business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in visual, written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential.” With respect to the Advisor, Confidential Information may also include confidential proprietary information of the Advisor regarding certain investment methodologies, strategies, systems and forms, trade secrets and the like. Confidential Information does not include information that: (i) is or becomes publicly available without breach of this Agreement; (ii) was known to the receiving Party prior to disclosure; (iii) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information; or (iv) is disclosed pursuant to legal or regulatory requirements, provided, however, that in the case of clause (iv), the disclosing Party shall disclose no more than that portion of the Confidential Information which, on the advice of the receiving Party’s legal counsel, such legal or regulatory requirement specifically requires the receiving Party to disclose.

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(b) Each Party shall: (i) protect and safeguard the confidentiality of the disclosing Party’s Confidential Information with at least the same degree of care as the receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (ii) not use the disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this Agreement; and (iii) not disclose any such Confidential Information to any person or entity, except to the receiving Party’s representatives who need to know the Confidential Information to assist the receiving Party, or act on such receiving Party’s behalf, to exercise such receiving Party’s rights or perform such receiving Party’s obligations under this Agreement. The receiving Party shall be responsible for any breach of this Section 4 caused by any of its representatives. On the expiration or termination of the Agreement, the receiving Party and its representatives shall promptly return to the disclosing Party all copies, whether in written, electronic or other form or media, of the disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed.

(c) The obligations under this Section 4 shall survive the termination or expiration of this Agreement for a period of two (2) years.

5. Representations of the Advisor. The Advisor represents to the Company as follows:

(a) the Advisor has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

(b) the Advisor has or will obtain all other governmental authorizations, approvals, consents or filings required in connection with the execution, delivery or performance of this Agreement, including compliance with applicable U.S. federal and state laws, rules, and regulations, and any requirements imposed by relevant regulatory authorities;

(c) this Agreement constitutes a binding obligation of the Advisor, enforceable against the Advisor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

(d) the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Advisor is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Advisor or the Company or that would materially impede the Advisor’s ability to perform its obligations hereunder.

6. Representations of the Company. The Company represents and warrants to the Advisor as follows:

(a) the Company has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority to own its own properties and conduct its business as currently conducted;

(b) the Company has the authority to engage the Advisor to provide the Services and has, by appropriate action, duly authorized the execution and implementation of this Agreement;

(c) this Agreement constitutes a binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights or by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law; and

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(d) the execution, delivery and performance of this Agreement do not conflict with any obligation by which the Company is bound, whether arising by contract, operation of law or otherwise, or any applicable law, in each case in a manner that would result in a material adverse effect on the Advisor or the Company or that would materially impede the Company’s ability to perform its obligations hereunder.

7. Liability.

(a) Except in the cases of willful misconduct, gross negligence or fraud (each, a “Disqualifying Action”), none of the Advisor, its affiliates or their respective officers, directors and employees (collectively, the “Covered Persons”) shall have any liability (whether direct or indirect, in contract or tort or otherwise) for any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever, including reasonable and documented attorneys’ fees and court costs (“Losses”), suffered by the Company as the result of any act or omission by the Advisor in connection with, arising out of or relating to the performance of the Services hereunder. The Company further agrees that no Covered Person shall be liable for any Losses caused, directly or indirectly, by any act or omission of the Company or any act or omission by any third party, unless such acts, omissions or other conduct is at the direction of the Advisor and the Advisor’s direction constitutes a Disqualifying Action.

(b) The Advisor and any person acting on its behalf shall be entitled to rely in good faith upon information, opinions, reports or statements of legal counsel (as to matters of law) and accountants (as to matters of accounting or tax) and, accordingly, such good faith reliance by a person shall not constitute a Disqualifying Action so long as such counsel or accountant is qualified and was selected and consulted with due care. Under no circumstances shall the Advisor or any Covered Person be liable for any special, incidental, exemplary, consequential, punitive, lost profits or indirect damages.

(c) The Company agrees to indemnify and hold harmless each of the Covered Persons, against any Losses suffered or incurred by reason of, relating to, based upon, arising from or in connection with (directly or indirectly) (i) the Services rendered by or on behalf of the Advisor, (ii) a Disqualifying Action by the Company, or (iii) the Company’s breach of this Agreement, in each case except to the extent that such Losses are determined by a court of competent jurisdiction, upon entry of a final judgment, to be attributable to a Disqualifying Action of such Covered Person.

(d) To the fullest extent permitted by law, the Company shall, upon the request of any Covered Person, advance or promptly reimburse such Covered Person’s out-of-pocket costs of investigation (whether internal or external), litigation or appeal, including attorneys’ reasonable and documented fees and disbursements, reasonably incurred in responding to, litigating or endeavoring to settle any claim, action, suit, investigation or proceeding, whether or not pending or threatened, and whether or not any Covered Person is a party, arising out of or in connection with or relating to the Services (a “Claim”); provided, that the affected Covered Person shall, as a condition of such Covered Person’s right to receive such advances and reimbursements, undertake in writing to promptly repay the applicable funds for all such advancements or reimbursements if a final judgment of a court of competent jurisdiction has determined that such Covered Person is not then entitled to indemnification under this Section 7. If any Covered Person recovers any amounts in respect of any Claims from insurance coverage or any third party source, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to it by the Company in respect of such Claims.

(e) Promptly after receipt by a Covered Person of notice of any Claim or of the commencement of any action or proceeding involving a Claim, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of the receipt of such Claim or the commencement of such action or proceeding; provided, that the failure of any Covered Person to give notice as provided herein shall not relieve the Company of its obligations hereunder, except to the extent that the Company is actually prejudiced by such failure to give notice.

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(f) Each Covered Person shall cooperate with the Company and its counsel in responding to, defending and endeavoring to settle any proceedings or Losses that may be subject to indemnification by the Company pursuant to this Section 7. Without limiting the generality of the immediately preceding sentence, if any proceeding is commenced against a Covered Person, the Company shall be entitled to participate in and to assume the defense thereof to the extent that the Company may wish, with counsel reasonably satisfactory to such Covered Person. After notice from the Company to such Covered Person of the Company’s election to assume the defense thereof, the Company shall not be liable for expenses subsequently incurred by such Covered Person without the consent of the Company (which shall not be unreasonably withheld) in connection with the defense thereof. Without the Covered Person’s consent, the Company will not consent to entry of any judgment in or enter into any settlement of any such action or proceeding which does not include as an unconditional term thereof the giving by every claimant or plaintiff to such Covered Person of a release from all liability in respect of such claim or litigation.

(g) The right of any Covered Person to indemnification as provided herein shall be cumulative of, and in addition to, any and all rights to which such Covered Person may otherwise be entitled by contract or as a matter of law or equity and shall extend to such Covered Person’s successors, assigns and legal representatives.

(h) The federal laws may impose liabilities under certain circumstances on persons who act in good faith; therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the undersigned may have under any applicable federal law.

8. General Provisions.

(a) Assignment. This Agreement shall be binding upon and inure to the benefit of the Company, the Advisor and their respective successors and permitted assigns. The Company may not assign all or any portion of its rights, obligations or liabilities under this Agreement without the consent of the Advisor to this Agreement. The Advisor may assign all or any portion of its rights, obligations or liabilities under this Agreement to an affiliate of the Advisor, in its sole discretion (an “Affiliate Assignee”). The Advisor may not assign all or any portion of its rights, obligations or liabilities under this Agreement to any non-affiliate of the Advisor without the consent of the Company. For the avoidance of doubt, this Section 8 shall not prohibit or require Company consent for any change of control of such Affiliate Assignee following the assignment of this Agreement. For purposes of this Section 8(a), such assignee shall not include (a) any director, officer, agent, employee, affiliate or representative (“Person”) listed in any sanctions-related list of designated Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United States Department of State, the United Nations Security Council, the European Union (or any participating member state thereof), His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), (b) any Person operating, organized or resident in a country, region or territory which is itself the subject or target of any Sanctions (“Sanctioned Person”), (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b) above, including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels, planes and ships, that are designated under any Sanctions program.

(b) Third Party Beneficiaries. This Agreement is not intended to and does not convey any rights to persons not a Party to this Agreement, except that a Covered Person may in its own right enforce Section 7 of this Agreement.

(c) Other Relationships. The Company acknowledges that the Advisor, its affiliates and their respective members, partners, officers, employees and other personnel may provide business and advisory services and advice of the type contemplated by this Agreement to others, and that, subject to the provisions of Section 4 of this Agreement, nothing contained herein shall be construed to limit or restrict the Advisor in providing such services or advice to others.

(d) Entire Agreement. This Agreement, including the Schedules attached hereto, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between them regarding such subject matter.

(e) Amendments. Except to the extent otherwise expressly provided herein, this Agreement may not be amended except in a writing signed by the Parties hereto.

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(f) Waivers. Each Party may by written consent waive, either prospectively or retrospectively and either for a specified period of time or indefinitely, the operation or effect of any provision of this Agreement. No failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver of any such right constitute any further waiver of such or any other right hereunder. No waiver of any right by any Party hereto shall be construed as a waiver of the same or any other right at any other time.

(g) Notices. Except as otherwise expressly provided in this Agreement, whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the Party giving the notice and shall be mailed by first class mail or sent by courier or by email (including email with an attached PDF) or other electronic transmission with confirmation of transmission to the other Party at the address set forth below or to such other address as a Party may from time to time specify to the other Party by such notice hereunder.

If to the Advisor:

Hivemind Capital Partners, LLC

875 Avenue of the Americas, Floor 22

New York, New York 10001

Attn: Matt Zhang, Managing Partner

Email: matt@hivemind.capital

If to the Company:

Upexi, Inc.

3030 North Rocky Point Drive

Tampa, Florida 33607

Attn: Allan Marshall, President and CEO

Email: allan@upexi.com

Any such communications, notices, instructions or disclosures shall be deemed duly given when deposited by first class mail address as provided above, when delivered to such address by courier or when sent by email (including email with an attached PDF) or other electronic transmission (with the receipt confirmed).

(h) Publicity. The Company shall not use the name, logo, or any identifying information of the Advisor or any of its affiliates in any advertising, publicity, announcement, press release, or other public communication without the prior written consent of the Advisor in each instance.

(i) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to its principles of conflicts of law.

(j) Arbitration. Notwithstanding anything herein to the contrary, including the Parties’ submission to jurisdiction of the courts of the State of New York pursuant to Section 8(k) below, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the New York offices of the Judicial Arbitration and Mediation Service Inc. or its successor (“JAMS”) before three (3) qualified arbitrators, one (1) selected by each Party and one (1) selected by both Parties. The arbitration shall be administered by JAMS under its Comprehensive Arbitration Rules and Procedures (the “Rules”) in accordance with the expedited procedures in those Rules. Judgment on the arbitration award may be entered in any state or federal court sitting in New York, New York or in any other applicable court. This Section 8(j) shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. In the event that this Agreement is terminated pursuant to this Section 8(j), the Advisor shall be entitled to any and all damages and legal remedies arising from or in connection with such default but limited to direct damages and lost profits and business in the future. Any arbitration arising out of or related to this Agreement shall be conducted in accordance with the expedited procedures set forth in the Rules as those Rules exist on the effective date of this Agreement. The Parties agree that they will give conclusive effect to the arbitrators’ determination and award and that judgment thereon may be entered in any court having jurisdiction. The arbitrators may issue awards for all damages and legal remedies arising from or in connection with such default including, but not limited to, direct, indirect, special, consequential, speculative and punitive damages, as well as lost profits and business in the future; provided, however, that any award of damages against the Advisor or any Covered Person shall in all cases remain subject to, and limited by, the exclusions and limitations set forth in Section 7 (including, without limitation, Section 7(b)), and nothing in this Section 8(j) shall be construed to expand the liability of the Advisor or any Covered Person beyond the scope permitted under Section 7. Any Party may, without inconsistency with this arbitration provision, apply to any state or federal court sitting in New York, New York and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. The arbitration will be conducted in the English language. The arbitrators shall decide the dispute in accordance with the law of the State of New York. The arbitration provisions contained herein are self-executing and will remain in full force and effect after expiration or termination of this Agreement. The costs and expenses of the arbitration shall be funded fifty percent (50%) by the claimant and the remaining fifty percent (50%) shall be split equally among the respondent(s). All Parties shall bear their own attorneys’ fees during the arbitration. The prevailing Party on substantially all its claims shall be repaid all of such costs and expenses by the non-prevailing Party within ten (10) days after receiving notice of the arbitrator’s decision.

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(k) Submission to Jurisdiction; Consent to Service of Process. Subject to Section 8(j) above, the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of and consent to service of process and venue in the state and federal courts in the County of New York, State of New York in any dispute, claim, controversy, action, suit or proceeding between the Parties arising out of this Agreement which are permitted to be filed or determined in such court. Subject to Section 8(j) above, the Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. The Parties agree that process may be served in any action, suit or proceeding by mailing copies thereof by registered or certified mail (or its equivalent) postage prepaid, to the Party’s address set forth in Section 8(g) of this Agreement or to such other address to which the Party shall have given written notice to the other Party. The Parties agree that such service shall be deemed in every respect effective service of process upon such Party in any such action, suit or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Party. Nothing in this Section 8(k) shall affect the right of the Parties to serve process in any manner permitted by law.

(l) Force Majeure. No Party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays or defects arise out of causes beyond the control and without the fault or negligence of the offending Party. Such causes may include, but are not restricted to, acts of God or of the public enemy, terrorism, acts of the state in its sovereign capacity, fires, floods, earthquakes, power failure, tariffs, government regulations or executive orders, disabling strikes, epidemics, pandemics, quarantine restrictions and freight embargoes.

(m) Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.

(n) Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

(o) Survival. The obligations under Sections 3, 4, 7, 8(i), 8(j), and 8(k) shall survive the termination or expiration of this Agreement.

(p) Counterparts; Electronic Signature and Delivery. This Agreement may be executed in counterparts, including counterparts sent via PDF other electronic transmission, each of which, when taken together shall constitute one and the same instrument. This Agreement may also be executed and delivered by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the Effective Date.

HIVEMIND CAPITAL PARTNERS, LLC

By:
Name:	Matt Zhang
Title:	Managing Partner

UPEXI, INC.

By:
Name:	Allan Marshall
Title:	President and Chief Executive Officer

[Signature Page to Advisory Services Agreement]

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Schedule A

Description of Services

Advisor shall provide the following advisory and related consulting services to the Company during the Term:

1.	Provide general advisory services related to the Company's business and operations to the Company’s management team and board of directors.

2.	Provide general advisory services and viewpoints regarding capital markets transactions and capital raising strategies.

3.	Provide such other services as the Parties may mutually agree in writing, consistent with the purposes of this Agreement.

(collectively, the “Services”).

The Advisor shall have no authority to bind the Company or execute transactions on its behalf, and the Advisor’s role hereunder is solely that of a consultant, adviser, introducer, or research provider. The Company may accept or disregard any recommendation of the Advisor in its sole discretion and without the consent of the Advisor.

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Schedule B

Advisory Fees

1. Advisory Fee Calculation

The Advisor shall be entitled to a quarterly advisory fee of Advisory Fee Shares equal to thirty-one and one-quarter basis points (0.3125%) of the Market Capitalization (as defined below) of the Company, resulting in an aggregate annual fee of one hundred twenty-five basis points (1.25%) (the “Advisory Fee”).

For purposes of this Agreement, “Market Capitalization” shall mean the product of (i) the total number of shares of Common Stock issued and outstanding as of the applicable Measurement Date, multiplied by (ii) the closing price of the Common Stock on the principal Trading Market on such Measurement Date as reported by Bloomberg (or, if the Common Stock is not then listed or quoted on a Trading Market, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Advisor and reasonably acceptable to the Company, the reasonable fees and expenses of which shall be paid by the Company) (the “Common Stock Reference Price”). “Measurement Date” shall mean the last Trading Day of each fiscal quarter of the Company; provided, that the first Measurement Date under this Agreement shall be June 30, 2026. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB, OTCQX, or The Pink Open Market (or any successors to any of the foregoing). “Trading Day” means a day on which the principal Trading Market is open for trading.

Each quarterly installment of the Advisory Fee shall be calculated based on the Market Capitalization as of the applicable Measurement Date. The Advisory Fee shall be paid in shares of Common Stock (the “Advisory Fee Shares”). The number of Advisory Fee Shares to be issued in respect of each quarterly payment shall be determined by dividing the applicable Advisory Fee amount by the Common Stock Reference Price.

All calculations and determinations under this Schedule B shall be made in good faith by the Company.

2. Quarterly Payment Schedule; Advance Payment

The Advisory Fee Shares shall be issued to the Advisor on a quarterly basis in advance, within fifteen (15) calendar days following each Measurement Date, as payment for the fiscal quarter commencing immediately after such Measurement Date.

The first Measurement Date under this Agreement shall be June 30, 2026. The first full quarterly payment of Advisory Fee Shares shall be due within fifteen (15) calendar days following June 30, 2026, as payment for the fiscal quarter commencing July 1, 2026. For any days falling between the Effective Date and June 30, 2026 (the “Stub Period”), the Advisory Fee shall be prorated based on the number of days elapsed from the Effective Date through June 30, 2026, and such prorated Advisory Fee shall be paid together with the first full quarterly payment.

Quarterly payments shall continue through the end of the Term. If this Agreement expires or is terminated prior to the end of a fiscal quarter for which Advisory Fee Shares have already been issued, no refund or clawback of such Advisory Fee Shares shall be required. If this Agreement expires or is terminated prior to the issuance of Advisory Fee Shares for the then-current fiscal quarter, the Advisory Fee for such partial quarter shall be prorated based on the number of days elapsed from the beginning of such fiscal quarter through the date of expiration or termination, and shall be paid within fifteen (15) calendar days following such expiration or termination.

3. Adjustments, Acquisitions, and Change of Control

If at any time during the Term or prior to any issuance of Advisory Fee Shares hereunder, the Company effects a stock split, reverse stock split, stock dividend, recapitalization, reorganization, reclassification, combination, or other similar change in the outstanding shares of Common Stock (each, an “Adjustment Event”), then the number of Advisory Fee Shares to be issued pursuant to this Schedule B and any Market Capitalization calculations hereunder shall be equitably adjusted to reflect such Adjustment Event, such that the Advisor receives the same economic value in Advisory Fee Shares as it would have received absent such Adjustment Event. Any such adjustment shall be determined in good faith by the Company and shall be promptly communicated to the Advisor with reasonable supporting documentation.

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For the avoidance of doubt, if the Company acquires another company or is acquired by another company, the Advisory Fee shall continue to be payable through the Term and shall be calculated based on the Market Capitalization of the combined Company (or any successor entity), as applicable.

Notwithstanding the foregoing, if during the Term the Company consummates a transaction (or series of related transactions) pursuant to which (i) all or substantially all of the outstanding shares of Common Stock are acquired, exchanged, or converted into the right to receive solely cash consideration, or (ii) the Company or substantially all of its assets are acquired by a non-public acquiror and no publicly traded equity securities of the Company or any successor entity remain outstanding (each, a “Cash Takeout Event”), then, upon the closing of such Cash Takeout Event, the Company (or its successor) shall pay to the Advisor, in lieu of any further issuances of Advisory Fee Shares, a cash payment equal to the aggregate Advisory Fees that would have been payable in Advisory Fee Shares for the remainder of the Term (assuming, for purposes of such calculation, that the Market Capitalization remains constant at the Implied Market Capitalization (as defined below) as of the closing of such Cash Takeout Event) (the “Cash Takeout Payment”). For purposes of this paragraph, “Implied Market Capitalization” shall mean the product of (a) the total number of shares of Common Stock issued and outstanding immediately prior to the consummation of such Cash Takeout Event (calculated on a fully-diluted basis, giving effect to all outstanding options, warrants, and convertible securities), multiplied by (b) the per share price paid or payable to holders of Common Stock in such Cash Takeout Event (or, in the case of non-cash consideration, the fair market value thereof as determined in good faith by the Company’s board of directors). The Cash Takeout Payment shall be due and payable in full within thirty (30) days following the closing of the Cash Takeout Event. For the avoidance of doubt, the Cash Takeout Payment shall include any accrued but unpaid Advisory Fees through the date of such closing. The Company shall cause any acquiror in a Cash Takeout Event to assume the Company’s obligations under this paragraph as a condition to the consummation of such transaction.

4. Calculation Review and Dispute Resolution

In connection with each issuance of Advisory Fee Shares, the Company shall provide the Advisor with a statement setting forth the applicable Market Capitalization, Common Stock Reference Price, and share-count determination, together with reasonable supporting documentation (a “Calculation Statement”). Each Calculation Statement shall be delivered within three (3) business days following the applicable Measurement Date.

The Advisor shall have three (3) business days following receipt of each Calculation Statement (the “Review Period”) to review such calculations. If the Advisor does not deliver an Objection Notice (as defined below) within the Review Period, the calculations set forth in the applicable Calculation Statement shall be deemed final and binding.

If the Advisor objects to any calculation set forth in a Calculation Statement, the Advisor shall deliver written notice to the Company prior to the expiration of the Review Period specifying in reasonable detail the basis for such objection (an “Objection Notice”). If the Advisor timely delivers an Objection Notice, the Parties shall negotiate in good faith for a period of ten (10) business days to resolve the disputed calculation(s).

If the Parties are unable to resolve a dispute regarding any calculation within such ten (10) business day period, either Party may submit the dispute to an independent nationally recognized accounting firm mutually acceptable to the Parties (the “Independent Expert”), whose determination shall be final and binding. The fees and expenses of the Independent Expert shall be borne by the Party whose position is further from the Independent Expert’s final determination; provided, that if the Independent Expert’s determination is equidistant from the Parties’ respective positions, such fees and expenses shall be borne equally by the Parties.

Notwithstanding any dispute regarding any calculation hereunder, (i) the undisputed portion of any Advisory Fee Shares shall be issued on schedule without delay, and (ii) any disputed Advisory Fee Shares shall be issued promptly following resolution of the dispute in accordance with such resolution.

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